Exhibit 99.1

NEWS RELEASE
Contacts:	Brian Feldott Director, Investor Relations Newpark Resources, Inc. bfeldott@newpark.com 281-362-6800

FOR IMMEDIATE RELEASE

NEWPARK RESOURCES ANNOUNCES CREDIT AGREEMENT AMENDMENT

THE WOODLANDS, TX – DECEMBER 21, 2015 – Newpark Resources, Inc. (NYSE: NR) announced today that it has entered into a First Amendment to Third Amended and Restated Credit Agreement ("Amendment"), amending provisions of its existing Credit Agreement. The Amendment was principally entered into as a result of the Company's anticipation of non-compliance with the consolidated leverage ratio financial covenant under its existing Third Amended and Restated Credit Agreement dated as of March 6, 2015 (the “Credit Agreement”). The Amendment decreases the size of the facility, modifies certain financial covenants through the first quarter of 2017, and also modifies the borrowing cost and fee provisions.

Pursuant to the Amendment, the revolving facility has been reduced from $200 million to $150 million. In addition, a temporary increase has been made to the consolidated leverage ratio covenant, increasing the ratio from the current 4.0:1.0 limitation to 5.5:1.0 through 2016, then reducing to 4.5 in the first quarter of 2017, and returning to 4.0 thereafter. During the same period, the senior secured leverage ratio covenant is being reduced from the current 3.0:1.0 limitation to 2.0:1.0 through 2016, then increasing to 2.5 in the first quarter of 2017, and returning to 3.0 thereafter. The calculation for these two ratios has also been modified to allow for up to $10 million of adjustments for severance costs, as well as foreign exchange impacts related to Brazilian intercompany financial restructuring. Also, the Amendment increases the borrowing cost by 25-50 basis points and increases the commitment fee by 12.5 basis points, but only in the event the consolidated leverage ratio equals or exceeds 2.5:1.0. There are currently no outstanding borrowings under the revolving credit facility.

Gregg Piontek, Vice President and Chief Financial Officer of Newpark, stated, "We are very pleased with the strong support of our bank group as we continue to manage through this downturn in drilling activity. While we are continuing to focus on cash preservation and have no borrowings outstanding under our revolving credit facility, this amendment preserves the facility and provides us with additional flexibility to manage through the cycle, as well as the liquidity to participate in the eventual market recovery."

Newpark Resources, Inc. is a worldwide provider of value-added drilling fluids systems and composite matting systems used in oilfield and other commercial markets. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2014, as well as others, could cause results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, our customer concentration and cyclical nature of our industry, operating hazards inherent in the oil and natural gas industry, our international operations, the cost and continued availability of borrowed funds, our ability to execute our business strategy and make successful business acquisitions and capital investments, the availability of raw materials and skilled personnel, the impact of restrictions on offshore drilling activity, our market competition, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

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